UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                (RULE 13d - 102)

             Information to be included in statements filed pursuant
           to Rules 13d-1(b), (c) and (d) and amendments thereto filed pursuant to 13d-2(b)

                               (AMENDMENT NO.1 )*

                               NationsHealth, Inc.
                                (Name of Issuer)

                         Common Stock, par value $.0001
                         (Title of Class of Securities)

                                    63860C100
                                 (CUSIP Number)

                                December 31, 2005
             (Date of Event which Requires Filing of this Statement)

                 Check the appropriate box to designate the rule
                    pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [x] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
                                    Notes).

                       (Continued on the Following Pages)

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               TCM Spectrum Fund LP

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             192,525

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             192,525

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             192,525

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.7%

12.     TYPE OF REPORTING PERSON*

             PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               TCM Spectrum Fund (QP) LP

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             215,746

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             215,746

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             215,746

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.8%

12.     TYPE OF REPORTING PERSON*

             PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               TCM Spectrum Fund (Offshore) Ltd.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             1,004,342

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             1,004,342

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,004,342

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.7%

12.     TYPE OF REPORTING PERSON*

             CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               TCM Spectrum Fund (Offshore) II Ltd.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             90,700

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             90,700

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             90,700

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.3%

12.     TYPE OF REPORTING PERSON*

             CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               TCM Select Opportunities Master Fund Ltd.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             232,641

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             232,641

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             232,641

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.9%

12.     TYPE OF REPORTING PERSON*

             CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               TCM Select Opportunities Fund (Offshore) Ltd.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             232,641

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             232,641

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             232,641

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.9%

12.     TYPE OF REPORTING PERSON*

             CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               The Coast Fund L.P.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             213,100

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             213,100

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             213,100

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.8%

12.     TYPE OF REPORTING PERSON*

             PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Troob Capital Management LLC

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             408,271

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             408,271

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             408,271

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.5%

12.     TYPE OF REPORTING PERSON*

             OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Troob Capital Management (Offshore) LLC

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             1,327,683

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             1,327,683

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,327,683

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          4.8%

12.     TYPE OF REPORTING PERSON*

             OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Troob Capital Advisors LLC

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             213,100

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             213,100

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             213,100

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.8%

12.     TYPE OF REPORTING PERSON*

             OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Douglas M. Troob

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             1,949,054

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             1,949,054

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,949,054

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             7.0%

12.     TYPE OF REPORTING PERSON*

             IN, HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Peter J. Troob

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             1,949,054

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             1,949,054

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,949,054

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             7.0%

12.     TYPE OF REPORTING PERSON*

             IN, HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

This Amendment No. 1 ("Amendment No. 1") is filed with respect to the shares of Common Stock, par value $0.0001 (the "Common Stock") of NationsHealth, Inc. (the "Issuer") beneficially owned by the Reporting Persons (as defined below) as of February 3, 2006, and amends and supplements the Schedule 13G filed on October 28, 2005 (collectively, the "Schedule 13G"). Except as set forth herein, the
Schedule 13G is unmodified.

ITEM 2(a).      NAME OF PERSON FILING:

     The names of the persons filing this statement on Schedule 13G are: TCM Spectrum Fund LP ("Domestic Fund"), TCM Spectrum Fund (QP) LP ("QP Fund"), TCM Spectrum Fund (Offshore) Ltd. ("Offshore Fund"), TCM Spectrum Fund (Offshore) II Ltd. ("Offshore Fund II"), TCM Select Opportunities Fund (Offshore) Ltd. ("Select Offshore Fund"), TCM Select Opportunities Master Fund Ltd. ("Select Master Fund"), The Coast Fund L.P. ("Coast"), Troob Capital Management LLC ("Management LLC"), Troob Capital Management (Offshore) LLC ("Offshore Management LLC"), Troob Capital Advisors LLC ("Advisors LLC"), Douglas M. Troob and Peter J. Troob. The Domestic Fund, QP Fund, Offshore Fund, Offshore Fund II, Select Offshore Fund, Select Master Fund, Management LLC, Offshore Management LLC, Advisors LLC, Douglas Troob and Peter Troob shall be collectively referred to herein as the "Reporting Persons."

     Management LLC is the managing general partner of each of Domestic Fund and QP Fund. Offshore Management LLC is the investment manager of each of the Offshore Fund, Offshore Fund II and the Select Master Fund. Advisors LLC is the manager of the Issuer's shares of Common Stock owned by Coast. Douglas Troob and Peter Troob are the managing members of each of Management LLC, Offshore Management LLC and Advisors LLC.

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     The principal business address for each of the Domestic Fund, QP Fund, Management LLC, Offshore Management LLC, Advisors LLC, Douglas Troob and Peter Troob is 777 Westchester Avenue, Suite 203, White Plains, New York 10604.

     The principal business address of each of the Offshore Fund, Offshore Fund II, Select Offshore Fund and Master Fund is Bank of Butterfield International (Cayman) Ltd., Butterfield House, 68 Fort Street, George Town, Grand Cayman, Cayman Islands.

     The principal business address of Coast is c/o Coast Asset Management, LLC, 2450 Colorado Avenue, Suite 100E, Santa Monica, California 90404.

ITEM 2(c).      CITIZENSHIP:

     Each of the Domestic Fund and QP Fund is a Delaware limited partnership.

     Each of the Offshore Fund, Offshore Fund II, Select Offshore Fund and Select Master Fund is a Cayman Islands exempted company.

     Coast is a Cayman Islands limited partnership.

     Each of Management LLC, Offshore Management LLC and Advisors LLC is a Delaware limited liability company.

     Each of Douglas Troob and Peter Troob is a citizen of the United States.

ITEM 4.         OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          The Domestic Fund beneficially owns 192,525 shares of Common Stock consisting of: (i) 67,970 shares of Common Stock, and (ii) warrants exercisable for 124,555 shares of Common Stock.

          The  QP  Fund   beneficially  owns  215,746  shares  of  Common  Stock
          consisting of: (i) 76,721 shares of Common Stock, and (ii) warrants exercisable for 139,025 shares of Common Stock.

          The Offshore Fund beneficially owns 1,004,342 shares of Common Stock consisting of: (i) 367,385 shares of Common Stock, and (ii) warrants exercisable for 636,957 shares of Common Stock.

          The Offshore Fund II beneficially owns 90,700 shares of Common Stock consisting of: (i) 33,800 shares of Common Stock, and (ii) warrants exercisable for 56,900 shares of Common Stock.

          The Select Offshore Fund beneficially owns 232,641 shares of Common Stock consisting of (i) 101,925 shares of Common Stock, and (ii) warrants exercisable for 130,716 shares of Common Stock.

          The Select Master Fund beneficially owns 232,641 shares of Common Stock consisting of: (i) 101,925 shares of Common Stock, and (ii) warrants exercisable for 130,716 shares of Common Stock.

          Coast  beneficially owns 213,100 shares of Common Stock consisting of:
          (i) 76,900 shares of Common Stock, and (ii) warrants exercisable for 136,200 shares of Common Stock.

          Management LLC is deemed to beneficially own the shares of Common Stock beneficially owned by the Domestic Fund and the QP Fund.

          Offshore Management LLC is deemed to beneficially own the shares of Common Stock beneficially owned by the Offshore Fund, Offshore Fund, II, the Select Offshore Fund and the Select Master Fund.

          Advisors LLC is deemed to beneficially own the shares of Common Stock beneficially owned by Coast.

          Douglas Troob and Peter Troob are deemed to beneficially own the shares of Common Stock beneficially owned by Management LLC, Offshore Management LLC and Advisors LLC.

          Collectively, the Reporting Persons beneficially own 1,949,054 shares of Common Stock.

     (b)  Percent of Class:

          The Domestic Fund's beneficial ownership of 192,525 shares of Common Stock represents 0.7% of all the outstanding shares of Common Stock.

          The QP Fund's beneficial ownership of 215,746 shares of Common Stock represents 0.8% of all the outstanding shares of Common Stock.

          The Offshore Fund's beneficial ownership of 1,004,342 shares of Common Stock represents 3.7% of all the outstanding shares of Common Stock.

          The Offshore Fund II's beneficial ownership of 90,700 shares of Common Stock represents 0.3% of all the outstanding shares of Common Stock.

          The Select Offshore Fund's beneficial ownership (through the Select Master Fund) of 232,641 shares of Common Stock represents 0.9% of all outstanding shares of Common Stock.

          The Select Master Fund's beneficial ownership of 232,641 shares of Common Stock represents 0.9% of all the outstanding shares of Common Stock.

          Coast's beneficial ownership of 213,100 shares of Common Stock represents 0.8% of all the outstanding shares of Common Stock.

          Management LLC's beneficial ownership of 408,271 shares of Common Stock represents 1.5% of all the outstanding shares of Common Stock.

          Offshore Management LLC's beneficial ownership of 1,327,683 shares of Common Stock represents 4.8% of all the outstanding shares of Common Stock.

          Advisors LLC's beneficial ownership of 213,100 shares of Common Stock represents 0.8% of all eh outstanding shares of Common Stock.

          Each of Douglas Troob's and Peter Troob's beneficial ownership of 1,949,054 shares of Common Stock represents 7.0% of the outstanding shares of Common Stock.

          Collectively, the Reporting Persons' beneficial ownership of 1,949,054 shares of Common Stock represents 7.0% of the outstanding shares of Common Stock.

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote

                Not applicable.

          (ii)  Shared  power to vote or to direct  the vote of shares of Common
                Stock:

                The Domestic Fund, Management LLC, Douglas Troob and Peter Troob have the shared power to vote or direct the vote of the 192,525 shares of Common Stock owned by the Domestic Fund.

                The QP Fund, Management LLC, Douglas Troob and Peter Troob have the shared power to vote or direct the vote of the 215,746 shares of Common Stock beneficially owned by the QP Fund.

                The Offshore Fund, Offshore Management LLC, Douglas Troob and Peter Troob have the shared power to vote or direct the vote of the 1,004,342 shares of Common Stock beneficially owned by the Offshore Fund.

                The Offshore Fund II, Offshore Management LLC, Douglas Troob and Peter Troob have the shared power to vote or direct the vote of the 90,700 shares of Common Stock beneficially owned by the Offshore Fund II.

                The Select Master Fund, Offshore Management LLC, Select Offshore Fund, Douglas Troob and Peter Troob have the shared power to vote or direct the vote of 232,641 shares of Common Stock owned by the Select Master Fund.

                Coast, Advisors LLC, Douglas Troob and Peter Troob have the shared power to vote or direct the vote of the 213,100 shares of Common Stock beneficially owned by Coast.

          (iii) Sole power to dispose or to direct the disposition of shares of Common Stock:

                Not applicable.

          (iv) Shared power to dispose or to direct the disposition of shares of Common Stock:

                The Domestic Fund, Management LLC, Douglas Troob and Peter Troob have the shared power to dispose or to direct the disposition of the 192,525 shares of Common Stock owned by the Domestic Fund.

                The QP Fund, Management LLC, Douglas Troob and Peter Troob have the shared power to dispose or to direct the disposition of the 215,746 shares of Common Stock owned by the QP Fund.

                The Offshore Fund, Offshore Management LLC, Douglas Troob and Peter Troob have the shared power to dispose or to direct the disposition of the 1,004,342 shares of Common Stock owned by the Offshore Fund.

                The Offshore Fund II, Offshore Management LLC, Douglas Troob and Peter Troob have the shared power to dispose or to direct the disposition of the 90,700 shares of Common Stock owned by the Offshore Fund II.

                The Select Master Fund, Offshore Management LLC, Select Offshore Fund, Douglas Troob and Peter Troob have the shared power to dispose or to direct the disposition of the 232,641 shares of Common Stock owned by the Master Fund.

                Coast, Advisors LLC, Douglas Troob and Peter Troob have the shared power to dispose or to direct the disposition of the 213,100 shares of Common Stock owned by Coast.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     See Exhibit B attached hereto.

ITEM 10.   CERTIFICATION.

     By signing below the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.


Dated: February 14, 2006

                         TCM SPECTRUM FUND LP
                         By: Troob Capital Management LLC
                                     As General Partner


                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Managing Member


                         TCM SPECTRUM FUND (QP) LP
                         By: Troob Capital Management LLC
                                     As General Partner


                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Managing Member


                         TCM SPECTRUM FUND (OFFSHORE) LTD.


                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Director


                         TCM SELECT OPPORTUNITIES FUND (OFFSHORE) LTD.


                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Director


                         TCM SELECT OPPORTUNITIES FUND (OFFSHORE) II LTD.


                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Director


                         TCM SELECT OPPORTUNITIES MASTER FUND LTD.


                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Director

                         THE COAST FUND L.P.
                         By: Coast Offshore Management (Cayman), Ltd., Its Managing General Partner


                         By: /s/ Christopher D. Pettit
                             ---------------------------------------------------
                                 Christopher D. Pettit, Executive Vice President


                         TROOB CAPITAL MANAGEMENT LLC


                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Managing Member


                         TROOB CAPITAL MANAGEMENT (OFFSHORE) LLC


                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Managing Member


                         TROOB CAPITAL ADVISORS LLC


                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Managing Member


                         /s/ Douglas M. Troob
                         --------------------
                             Douglas M. Troob


                         /s/ Peter J. Troob
                         ------------------
                             Peter J. Troob

                                    EXHIBIT A
                             JOINT FILING AGREEMENT

     The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of NationsHealth, Inc. dated as of October 27, 2005, as amended, is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.


Dated: February 14, 2006

                         TCM SPECTRUM FUND LP
                         By: Troob Capital Management LLC
                                     As General Partner


                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Managing Member


                         TCM SPECTRUM FUND (QP) LP
                         By: Troob Capital Management LLC
                                     As General Partner


                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Managing Member


                         TCM SPECTRUM FUND (OFFSHORE) LTD.


                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Director


                         TCM SELECT OPPORTUNITIES FUND (OFFSHORE) LTD.


                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Director


                         TCM SELECT OPPORTUNITIES FUND (OFFSHORE) II LTD.


                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Director

                         TCM SELECT OPPORTUNITIES MASTER FUND LTD.


                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Director


                         THE COAST FUND L.P.
                         By: Coast Offshore Management (Cayman), Ltd., Its Managing General Partner


                         By: /s/ Christopher D. Pettit
                             ---------------------------------------------------
                                 Christopher D. Pettit, Executive Vice President


                         TROOB CAPITAL MANAGEMENT LLC


                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Managing Member


                         TROOB CAPITAL MANAGEMENT (OFFSHORE) LLC


                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Managing Member


                         TROOB CAPITAL ADVISORS LLC


                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Managing Member


                         /s/ Douglas M. Troob
                         --------------------
                             Douglas M. Troob


                         /s/ Peter J. Troob
                         ------------------
                             Peter J. Troob

                                    EXHIBIT B

                     IDENTIFICATION OF MEMBERS OF THE GROUP


TCM Spectrum Fund LP
TCM Spectrum Fund (QP) Fund LP
TCM Spectrum Fund (Offshore) Ltd.
TCM Spectrum Fund (Offshore) II Ltd.
TCM Select Opportunities Fund (Offshore) Ltd.
TCM Select Opportunities Master Fund Ltd.
The Coast Fund L.P.
Troob Capital Management LLC
Troob Capital Management (Offshore) LLC
Troob Capital Advisors LLC
Douglas M. Troob
Peter J. Troob